                                                                Exhibit 10.11

                                AGREEMENT

This is an agreement (this "Agreement") dated as of October 24, 1997, between James P. Buren ("Buren") and Strategia Corporation ("Strategia").

                                RECITALS

   A. Buren is an Employee, Executive Vice President, Member of the Board of Directors, and Founder of Strategia. Buren has provided years of loyal service to Strategia since its inception.

   B. Buren is the record holder of 92,799 shares (the "Shares") of Strategia Common Stock ("Strategia Stock"), options to purchase 90,000 shares of Strategia Stock (the "Options"), and warrants to purchase 3,710 shares of Strategia Stock (the "Warrants"). The Shares and the stock issuable upon the exercise of the Options and Warrants are referred to in this Agreement as the ("Aggregate Shares").

   C. Buren wishes to retire from his employment with Strategia, but wishes to continue his involvement with Strategia through a consulting arrangement.

   D. Strategia wishes to permit Buren to retire while retaining regular services from him through a consulting arrangement.

   E. Strategia and Buren wish to enter into this Agreement to provide the terms and conditions of the foregoing.

In consideration of the terms and conditions and covenants set forth herein, Buren and Strategia agree as follows:

           1. RETIREMENT. Buren hereby retires from all of his positions with Strategia and all of its subsidiaries and affiliates, including his positions as an employee, officer, and director (but not including his position as a member of the Board of Directors of Strategia). This retirement is effective immediately. Buren shall promptly sell to Strategia all of his stock in Twinsys Dataguard, S.A. ("Twinsys") for an amount in cash equal to the stockholders' equity of Twinsys as of September 30, 1997, divided by the number of shares of Twinsys outstanding as of that date.

           2. EFFECT OF RETIREMENT ON OPTIONS. For all purposes under the Options and the Plan pursuant to which the Options were granted, Buren shall be deemed to retire as of the date of this Agreement.

           3. CONSULTING SERVICES. From the date of this Agreement, through March 31, 2000, Buren shall provide such consulting services as Strategia may request from time to time on the following terms and conditions:

              a. MINIMUM AVAILABILITY. Buren shall make himself available to provide services hereunder a minimum of (the "Minimum Availability") (i) 3 days per week from October 1, 1997, to December 31, 1998, and (ii) 2 days per week from January 1, 1999, to March 31, 2000. The services to be provided hereunder may require overseas travel from time to time. In connection with overseas travel, the Minimum Availability shall be 5 days per week, but any number of days in excess of the otherwise applicable Minimum Availability shall be subtracted from to reduce the Minimum Availability for the week(s) immediately after his return to the United States.

              b. COMPENSATION. Strategia shall pay Buren $300 ($350 for time after December 31, 1998) per half day of services. Strategia shall compensate Buren for a half day if he provides up to 4 hours of services in a day and for a full day if he provides more than 4 hours of services in a day. Strategia shall compensate Buren for no less than the Minimum Availability minus one day (the "Minimum Compensation") for each week through March 31, 2000 so long as Buren has made himself available to provide services for that week for the Minimum Availability. At the end of each two week period, Buren will submit to Strategia an invoice detailing the work performed and the basis for determining the amount owed to him under this Agreement. Strategia shall pay such invoice within five business days of its receipt.

               c. SCHEDULING. It is anticipated that a great deal of the services hereunder will be performed independently by Buren on his own schedule. However, some of the services will involve scheduled meetings with Strategia representatives, customers, and others. Buren shall be obligated to provide services on any particular day only if Strategia has given him at least one week notice of its requirement that he work that day. If Buren requests and Strategia consents, Buren may spread one day's worth of services over more than a day, but for purposes of Minimum Availability and Compensation, Buren will be treated as if the services were all performed on a single day.

               d. PROJECT SPECIFICATION. At the outset of any project to be performed by Buren hereunder, Buren may request that specifications for the project be provided in writing. Strategia may request that Buren prepare such specifications as part of the services to be provided hereunder. Strategia shall have the final authority to approve or revise all such specifications.

                e. EXPENSES. Strategia shall reimburse Buren for all travel and similar expenses Buren reasonably incurs in connection with the provision of services hereunder in accordance with its expense reimbursement policies in effect from time to time. Unless Strategia gives Buren notice to the contrary, Buren shall not be required to obtain Strategia's approval prior to incurring expenses to be reimbursed.

                f. INDEPENDENT CONTRACTOR. Buren's relationship with Strategia hereunder shall be that of an independent contractor and not that of an officer or employee. Buren shall have no right to act as an agent of, or otherwise obligate, Strategia. Buren understands that he will not be entitled to any benefits to which Strategia's employees are entitled, nor will Strategia withhold taxes or pay social security or other payroll taxes with respect to Buren's compensation hereunder (unless Strategia is required to do so under applicable law). To the extent that Strategia may do so without incurring additional cost, Strategia shall permit Buren to continue his coverage under Strategia's health and disability insurance. Buren shall reimburse Strategia for the cost of continuing such coverage.

                g. NONCOMPETE. During the term of this engagement, and for the one year period thereafter (the "Noncompete Period"), Buren shall not directly or indirectly, as an employee, independent contractor, agent, partner, shareholder, owner, or in any other capacity, engage in any activities that are in competition with those activities that Strategia (i) engages in as of the date of this Agreement or (ii) engages in from time to time after the date of this Agreement to the extent that Buren provides consulting services under this Agreement with respect to such activities. Notwithstanding the forgoing, Buren may (i) engage in activities related to training individuals to use personal computers and software products that utilize them, (ii) engage individually (or in conjunction with no more than one full time equivalent) in providing system integration (including programming, but not Year 2000 or disaster recovery) consulting so long as he provides those services solely and directly to the end user of the services and not as a subcontractor or to or in conjunction with other providers of such services. During the Noncompete Period, Buren shall not directly or indirectly offer employment (or an independent contractor position or similar engagement) to any employee or independent contractor of Strategia or any of its subsidiaries or affiliates (a "Strategia Employee"), or otherwise encourage or entice any Strategia Employee to leave Strategia. The geographic scope of this covenant not to compete shall include the United Sates, Canada, and Europe. Buren acknowledges that the scope of this covenant is reasonable in that it protects the vital interests of Strategia, while at the same time permits Buren the opportunity to earn a living in the many areas of his expertise that are not covered by this covenant.

           4. TRADE SECRETS. Buren has been given access to, and, pursuant to his obligations under this Agreement, will continue to be given access to proprietary information of Strategia. Buren shall keep all such proprietary information confidential and shall not use such information for any purpose other than pursuant to the terms of this Agreement. For the purpose of this Agreement, proprietary information shall include all information of Strategia and its subsidiaries, affiliates, and customers that is not publicly known and shall include, without limitation, customer and contact lists, know how and methodologies, technical information, and policies. Proprietary information shall also include such information developed by Buren either prior to the date of this Agreement or pursuant to the terms of this Agreement.

           5. LIMITATION ON EXERCISING OPTIONS. Buren was granted an Option in October 1996 for 64,631 shares (the "October Option"). Because it was anticipated that Buren would remain an officer and employee of Strategia for an indefinite period of time, there is no provision in the October Option causing it to vest over a period of time. The October Option does provide for the option to lapse on voluntary termination of employment other than retirement. Under Strategia's policies, Buren does not have the right at his current age to retire. To accommodate Buren's desire to terminate his employment and retain his Options and while trying to ensure that Buren will provide the services required under this Agreement, the October Option is modified as follows:

                     (i) The October Option may only be exercised for the following number of shares on or after the following dates:


------------------------------------------------------------------
    On or After           Number of Shares     Cumulative Total
------------------------------------------------------------------
   April 1, 1998               8,079                8,079
    July 1, 1998               8,079               16,158
 October 1, 1998               8,079               24,237
 January 1, 1999               8,079               32,316
   April 1, 1999               8,079               40,395
    July 1, 1999               8,079               48,474
 October 1, 1999               8,079               56,553
 January 1, 2000               8,078               64,631
------------------------------------------------------------------

  (ii) Notwithstanding the foregoing, (A) the October Option shall be fully exercisable upon a Change in Control or upon Buren's death or permanent disability and (B) Buren's right to exercise the other Options shall not be restricted by this Agreement. Change in Control shall have the same meaning in this Agreement as it has in the Plan (as in effect on the date of this Agreement) pursuant to which the Options were granted.

  (iii) If Buren shall breach this Agreement (A) by failing to provide services when and as required and in a professional and competent manner or by violating the noncompete covenant, and such breach is not cured within 15 days after Strategia has given Buren written notice specifying in detail the particulars of the breach or (B) by repeatedly materially violating the noncompete covenant or failing to provide services when and as required and in a professional and competent manner, then those shares of the October

              Option which are not then exercisable shall never become exercisable. If Buren shall dispute Strategia's determination regarding the above, the matter shall be submitted to binding arbitration at which the burden of proof shall be on Strategia.

    6. LIMITATION ON SELLING SHARES. Buren shall not sell any of the Aggregate Shares (nor shall he sell any Strategia shares short) except as follows:

  (i) If Strategia engages in an underwritten public offering of its common stock that is consummated prior to March 31, 1998 (a "Qualified Offering"), Buren will be permitted to sell up to 30,000 of his Aggregate Shares in the Qualified Offering; provided, that Buren shall
        (A) be obligated to comply with all applicable securities laws in connection with the Qualified Offering, (B) be subject to all limitations imposed by the underwriter in connection with the inclusion of Buren's shares, (C) execute all documents required by the underwriter in connection with including his shares, and (D) not be permitted to include his shares to the extent that the underwriter determines that to include them may have an adverse impact on the Qualified Offering (if other persons with registration rights also wish to participate in the Qualified Offering and the underwriter excludes shares, the shares, if any, that will be included for Buren and these other participants will be determined pro rata based on the respective amount of shares each such participant would otherwise be entitled to include in the underwriting). Promptly after the consummation of a Qualified Offering in which any of Buren's shares are sold, Buren will be paid the offering price of the shares, net of his pro rata portion of commissions and expenses;

  (ii) If Strategia does not engage in a Qualified Offering, or if Buren is not permitted to sell all of his shares in a Qualified Offering because of an underwriter's determination (a "Cut Back"), Buren may sell 30,000 (or, in the case of a Cut Back, the number of Buren's shares that were Cut Back) of his Aggregate Shares after March 31, 1998; and

  (iii) In addition to the foregoing, Buren may sell up to 5,000
        (10,000 beginning in the third quarter of 1998) of his Aggregate Shares per calendar quarter.

In connection with all sales of Aggregate Shares, Buren shall comply with all applicable securities laws.

     7. PAYMENT OF SALARY, ETC. Promptly after the execution of this Agreement, Strategia shall pay Buren $12,446.18 (minus any applicable withholding) for all accrued but unpaid salary, bonus and unused vacation time (this amount also includes an additional $100 for the release set forth in Section 9 (iv) of this Agreement). Strategia shall also reimburse Buren under its medical reimbursement plan up to $416.67 (minus any reimbursements already taken by Buren with respect to 1997 under the plan) for expenses that qualify under the plan and were incurred on or prior to the date of this Agreement. Such reimbursement shall be subject to the terms and conditions of the plan.

     8. SERVICE ON BOARD OF DIRECTORS. Buren agrees that so long as he is renominated and reelected each year, he will continue to serve on the

Board of Directors of Strategia; provided, that Buren shall immediately resign from the Board of Directors of Strategia (and shall thereafter not seek reelection) upon the adoption of a resolution requesting that he do so approved by a majority of the other members of the Board of Directors then in office. For the period through March 31, 2000, Buren shall be compensated for his service on the Board of Directors pursuant to the terms of Section 3(b) of this Agreement. Buren hereby waives his right to receive any and all other compensation (including cash, stock, options, and other forms of compensation) to which he would otherwise be entitled for his service as a member of the Board of Directors during this period.

     9. RELEASE. Buren agrees as follows (for the purposes of this Section 9, the term Strategia shall include Strategia and its subsidiaries and affiliates):

     (i) Buren agrees not to file, pursue or prosecute any suit, action, charge or claim, of any nature whatsoever, against Strategia, including any suit, action, charge or claim arising out of Buren's employment with Strategia or his separation from employment with Strategia, and further hereby assigns to Strategia, without reservation, individually and collectively, for and on behalf of himself, his estate, agents, attorneys, successors, heirs, executors, administrators and assigns, all suits, actions, charges or claims, of any nature whatsoever, accrued or unaccrued, against any party whatsoever, arising out of his employment with Strategia or his separation from employment with Strategia.

     (ii) In addition, Buren hereby, individually and collectively, for himself, his estate, agents, attorneys, successors, heirs, executors, administrators and assigns, irrevocably and unconditionally releases and discharges, Strategia and its agents, directors, shareholders, parent and subsidiary corporations, officers, employees, representatives, attorneys, predecessors and successors (hereinafter, collectively referred to as "the Releasees") from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, in law or equity, whether known or unknown, which he ever had, now has or may have had against Releasees since the beginning of time to the date of execution of this Agreement. This release and discharge includes, but is not limited to, any and all claims arising under Federal, State or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans' status, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 1981, 1981a, 1983 and 1985, KRS Chapter 344, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Federal Rehabilitation Act of 1973, the Older Workers' Benefits Protection Act, Executive Order 11246, each as amended, and all other similar such statutes. This release and discharge also includes, but is not limited to, any and all tort or contract claims. Buren further hereby agrees that if any such released and/or discharged claim referenced herein is filed, pursued or otherwise prosecuted by him, individually or collectively, or by persons or entities acting by or through him, individually or collectively, Buren waives his right to relief from such claim, including the right to attorneys' fees, costs and any other relief, whether legal or equitable, sought in such claim.

     (iii) Buren further agrees that he will not seek hiring, employment, rehiring, or reemployment with Strategia.

      (iv) Buren further agrees and acknowledges that the payment provided to him from Strategia pursuant to Section 7 of this Agreement includes a specific payment of ONE HUNDRED DOLLARS, in exchange for the waiver of his rights, if any, to assert or allege discrimination on the basis of age pursuant to the Age Discrimination in Employment Act, as amended, and/or KRS Chapter 344, as amended, (collectively, "Age Claim Waiver"), and that this ONE HUNDRED DOLLARS designated by Buren constitutes separate and adequate consideration to which he is not otherwise entitled in exchange for his Age Claim Waiver. Buren further agrees that he has been instructed by Strategia that he may and should consult the attorney of his choice regarding the terms of this Agreement, specifically including the Age Claim Waiver, and that he shall have up to twenty-one (21) days to consider the terms of this Agreement and the Age Claim Waiver, and whether to sign this Agreement, regardless of whether he chooses to execute this Agreement prior to the expiration of the twenty-one (21) day period provided. Buren further agrees that he has been instructed by Strategia that, following his execution of this Agreement, he shall have up to seven (7) days in which to withdraw or rescind his Age Claim Waiver, and only his Age Claim Waiver, but if he exercises his right to withdraw or rescind his Age Claim Waiver, Buren shall be deemed to have left the employ of Strategia by resignation and not retirement and Strategia's duty to pay him the Minimum Compensation stated in Paragraph 2(b) above shall become immediately void and Buren shall thereafter remain bound by the remaining provisions of this Agreement.

     (v) Buren agrees that the fact and the terms of this Agreement shall be strictly confidential and that he shall not divulge, directly or indirectly, explicitly or implicitly, the fact or terms of this Agreement to any person other than his spouse, attorney(s) and tax advisor(s) or as otherwise required by law or to assure compliance with the terms of this Agreement, and in the event of disclosure to these persons, will inform such persons of the terms of this Paragraph 9(v) and take all necessary actions to obtain such persons agreement to comply with the terms of this paragraph so as to protect and ensure the confidentiality of this Agreement. Buren further agrees that for the purposes of this paragraph, his spouse, attorney(s) and tax advisor(s) are his agents and that a breach of these terms of confidentiality by them, or any of them, constitute a breach by Buren.

     10. The Parties represent and certify that they have carefully read and fully understand all of the provisions of the Agreement, that they have had ample and adequate opportunity to thoroughly discuss all aspects of this Agreement with legal counsel of their own choosing, that they are voluntarily entering into this Agreement and that no representations have been made other than those set forth explicitly herein.

     11. The Parties understand and agree that this Agreement shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Kentucky and that the language of this Agreement shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Agreement.

     12. The Parties further acknowledge and agree that this Agreement is executed in settlement of disputed claims and that neither it, nor the fact of settlement, constitutes an admission of or is to be used as evidence of any liability, violation or wrongdoing of any kind or nature whatsoever on the part of the Parties or either of them.

     13. The Parties agree that in any event a provision of this Agreement or any application thereof shall be judged by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, unless such provision or application thereof is of the essence of this Agreement, the validity, legality or enforceability of all other applications of that provision, and of all other provisions and applications of this Agreement, shall not in any way be affected and that such invalid, illegal or unenforceable provision or application shall be deemed not to be a part of this Agreement, and that this Agreement shall then be enforced to the maximum extent allowed by the applicable law.

     14. The Parties agree that this Agreement sets forth the entire agreement between the Parties hereto relating to the subject matter hereof and fully supersedes any and all prior agreements or understandings between them. This Agreement may be amended or superseded only by a subsequent writing, executed by the party against whom enforcement is sought.

     15. This Agreement shall not be assignable by Buren, but shall be binding on Buren and his estates, agents, attorneys, successors, heirs, executors, administrators, insurers and assigns, and shall inure to the benefit of Strategia, and its subsidiary companies, agents, directors, shareholders, parent and sister corporations, affiliates, officers, employees, representatives, attorneys, insurers, predecessors and successors.

           IN WITNESS WHEREOF, and intending to be legally bound thereby, Buren and Strategia have executed the foregoing Agreement on the dates indicated.

                               I UNDERSTAND AND AGREE THAT THIS AGREEMENT
                               CONSTITUTES A FULL AND FINAL RELEASE OF CLAIMS.


                                /s/James P. Buren
                               Buren

                               Date:  10/23/97

COMMONWEALTH OF KENTUCKY       )
                               )  SS:
COUNTY OF JEFFERSON            )

           Subscribed and sworn to before me this 23rd day of October, 1997.




                               Notary Public /s/ Rebecca L. Jolly

                              Commission expires:  July 3, 2001
                               STRATEGIA



                               By: /s/ Richard W. Smith

                               Title: President

                               Date:  10/23/97


COMMONWEALTH OF KENTUCKY       )
                               )  SS:
COUNTY OF JEFFERSON            )

     Subscribed and sworn to before me by Richard W. Smith, President, on behalf of Strategia this 23rd day of October, 1997.




                               Notary Public  /s/Rebecca L. Jolly

                               Commission expires: July 3, 2001